      As filed with the Securities and Exchange Commission on June 6, 1996
                                                                File No. 2-93124
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                SGI INTERNATIONAL
             (Exact Name of Registrant as Specified in its Charter)

                                 --------------

UTAH                                                            33-0119035
(State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation)                                      Identification No.)

1200 PROSPECT STREET, SUITE 325                                      92037
LA JOLLA, CALIFORNIA                                            (Zip Code)
(Address of Registrant's Principal Executive Office)
                                 --------------






         EMPLOYMENT AGREEMENTS DATED AS OF MARCH 1, 1994, MARCH 31, 1994
 AUGUST 15, 1994, DECEMBER 1, 1994, MARCH 16, 1995,JUNE 12, 1995, MARCH 1, 1996,
 AMENDMENTS TO EMPLOYMENT AGREEMENTS DATED AS OF MARCH 31, 1993, MARCH 31, 1994
  MARCH 31, 1995, JULY 15, 1995, OCTOBER 31, 1995, CONSULTING AGREEMENT DATED
                              AS OF JUNE 1, 1995.
                            (Full title of the plan)

                                 MR. LYNN MABEY
                             MURPHY, TOLBOE & MABEY
                          124 SOUTH 600 EAST, SUITE 100
                           SALT LAKE CITY, UTAH 84102
                     (Name and Address of Agent for Service)

                                 (801) 533-8505
         (Telephone number, including area code, of agent for service)
                                 --------------

                          Copies of correspondence to:

                                 David A. Fisher
                               Fisher Thurber, LLP
                        4225 Executive Square, Suite 1600
                         La Jolla, California 92037-1483
                                 (619) 535-9400

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

                                          Calculation of Registration Fee
====================================================================================================================
                                                  Proposed Maximum           Proposed Maximum            Amount of
  Title of Securities       Amount to be           Offering Price           Aggregate Offering         Registration
   to be Registered         Registered(1)          per Share (2)                 Price (2)                  Fee
   -----------------        -------------          -------------                 ---------                  ---
Common Stock, No            606,341 Shares          $1.32                        $800,370                 $275.99
Par Value
====================================================================================================================

(1)      Includes 320,341 shares previously issued.

(2) Solely for the purpose of determining the registration fee, based on the average price of the Common Stock issued, and to be issued upon exercise of the Warrants which were granted in connection with the referenced Employment Agreements, Amended Employment Agreements and Consulting Agreements.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents which have been filed with the Securities and Exchange Commission are incorporated by reference as of their respective dates and are a part hereof:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         (b) The Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996; and

         (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated April 6, 1988, as amended by an amendment to Application or Report on Form 8 dated April 13, 1988.

         Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment hereto which indicates that all of the shares of the Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Bylaws of the Company provide that, subject to any limitations imposed by the Utah Revised Business Corporation Act, the officers and directors of the Company shall be indemnified by the Company against expenses, including attorneys' fees, reasonably incurred in connection with or resulting from the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person becomes or is threatened to be made part of by reason of his position as an officer, director, employee or agent of the Company or his service at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that, in the context of such action, such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

         Any indemnification made pursuant to the Bylaws shall be made only upon the determination by a majority vote of a quorum of the Board of Directors, provided, however, that such indemnification shall be made without such determination to the extent that the officer or director is successful in the defense of the action at issue. Additionally, any expenses incurred in defense of an action against an officer or director shall be paid in advance of final disposition of the action upon receipt of an undertaking by or on behalf of such officer or director to repay the amount advanced if it is ultimately determined that he is not entitled to be indemnified for such expenses.

         The Utah Revised Business Corporation Act (the "Code") permits the Company to indemnify an Officer or Director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the Officer or Director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the

Company. The Code authorizes the Company to advance expenses incurred in defending any such proceeding under certain circumstances, and if the Officer or Director is successful on the merits, it authorizes the Company to indemnify the Officer or Director against all expenses, including attorneys' fees, incurred in connection with any such proceeding.

         The Company's Bylaws reflect the indemnification provisions contained in the Utah Revised Business Corporation Act, except that pursuant to the Utah Revised Business Corporation Act no indemnification may be made to an officer or director in connection with an action by or in the right of the Company. Additionally, no indemnification may be made where the officer or director has been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court considers proper.

         Registrant has currently in effect a claims made directors and officers liability insurance and company reimbursement insurance policy protecting its directors and officers against liability by reason of their being or having been directors or officers. The directors and officers liability portion of such policy covers all directors and officers of the registrant and of certain subsidiary companies. The policy provides for a payment on behalf of the directors and officers up to the policy limits for all Losses (as defined) which the directors and officers, or any of them, shall become legally obligated to pay, from claims made against them during the policy period for defined Wrongful Acts. The directors and officers or any of them shall become legally obligated to pay, from claims made against them during the policy period for defined wrongful acts, which include; errors, misstatements, misleading statements, acts or omissions, neglect or breach of duty by the directors or officers in the discharge of their duties solely in their capacity as directors and officers of the company, individually or collectively. The insurance includes the cost of defenses, appeals, bonds, settlements and judgments. The insurers limit of liability under the policy is $1 million in the aggregate for all losses per year. The policy contains various reporting requirements, deductibles, and exclusions.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         The following exhibits are filed pursuant to Item 601 of Regulation
S-K:

         3.1.2    Restated Articles of Incorporation(1)

         4.2 Employment Agreement dated as of March 16, 1995, between Registrant and Ernest P. Esztergar(2)

         4.3 Employment Agreement and First Amendment to Employment Agreement dated as of March 31, 1994, between Registrant and Richard J. Gibbens(2)

         4.4 Employment Agreement and Second Amendment to Employment Agreement dated as of March 1, 1993, between Registrant and Joan Juhasz(2)

         4.6.1 Third Amendment to Employment Agreement dated October 31, 1995 between Registrant and R. Brent Lassetter(3)

         4.8 Employment Agreement and Fourth Amendment to Employment Agreement dated as of July 15, 1995, between Registrant and Jeffrey N. Montag(2)

         4.9 Employment Agreement and Third Amendment to Employment Agreement dated March 31, 1995, between Registrant and Elon A. Place(2)

         4.10 Employment Agreement dated as of March 1, 1994, between Registrant and Nancy C. Propp(2)

         4.11 Employment Agreement and First Amendment to the Employment Agreement dated as of March 31, 1994, between Registrant and Claudine R. Savatt(2)

         4.12 Employment Agreement dated as of June 12, 1995, between Registrant and Joseph A. Savoca(2)

         4.13 Employment Agreement dated as of December 1, 1994, between Registrant and John Taylor(2)

         4.15 Employment Agreement dated as of August 15, 1994, between Registrant and Ming Wang(2)

         4.18 Employment Agreement dated as of March 1, 1996, between Registrant and Kimberly Krmpotich(4)

         4.19 Consulting Agreement dated as of June 1, 1995, between Registrant and Franklin Rinker(4)

         5. Opinion of Fisher Thurber, Ltd. regarding the legality of the Common Stock registered hereby(4)

        23.       Consent of Ernst & Young LLP, Independent Auditors(4)

        23.1      Consent of Fisher Thurber, Ltd. (included in Exhibit 5)(4)

         (1) Incorporated by reference to Annual Report on Form 10-K (File No. 2-93124) for the year ended December 31, 1987.

         (2) Incorporated by reference to Registration Statement on Form S-8 (File No. 2-93124) filed on August 23, 1995.

         (3) Incorporated by reference to Registration Statement on Form S-8 (File No. 2-93124) filed on February 16, 1996.

         (4)  Filed herewith.

ITEM 9.  UNDERTAKINGS

         The Company hereby undertakes:

         (1) to file, during any period in which offers or sales of the Common Stock are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided that if the information in paragraphs (i) and (ii) above and to be included in a post-effective amendment hereto is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act and is incorporated by reference in the S-8 Registration Statement, no post-effective amendment hereto shall be filed;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Additionally, the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 6, 1996.

                                    SGI INTERNATIONAL

                                    By: /s/ JOSEPH A. SAVOCA
                                       -----------------------------------------
                                       Joseph A. Savoca, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                            Title                                    Date
         ---------                                            -----                                    ----
                                                     Chairman of the Board and
  /s/  JOSEPH A. SAVOCA                              Chief Executive Officer                    June 6, 1996
- ---------------------------------------
       Joseph A. Savoca




  /s/  ERNEST P. ESZTERGAR                           Director                                   June 6, 1996
- ----------------------------------------
       Ernest P. Esztergar




  /s/  NORMAN A. GRANT                               Director                                   June 6, 1996
- ----------------------------------------
       Norman A. Grant



  /s/  WILLIAM A. KERR                               Director                                   June 6, 1996
- ----------------------------------------
William A. Kerr

                                  Exhibit Index

No.          Description                                                                           Page
- ---          -----------                                                                           ----

 4.18        Employment Agreement dated as of March 1, 1996,
             between Registrant and Kimberly Krmpotich                                                10

 4.19        Consulting Agreement dated as of June 1, 1995,
             between Registrant and Franklin Rinker                                                   12

 5.          Opinion of Fisher Thurber, Ltd. regarding the
             legality of the Common Stock registered hereby                                           14

23.          Consent of Ernst & Young LLP, Independent Auditors                                       16

23.1         Consent of Fisher Thurber, Ltd. (included in Exhibit 5)                                  14